                                                                     Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 30/Amendment No. 83 to Registration Statement File Nos. 033-57320/ 811-06025 on Form N-6 of our report dated March 24, 2017, relating to the financial statements and financial highlights comprising each of the Investment Divisions of Metropolitan Life Separate Account UL, and our report dated March 23, 2017, relating to the consolidated financial statements and financial statement schedules of Metropolitan Life Insurance Company and subsidiaries, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 14, 2017